June 2, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Announces 1Q14 Dividend

The Federal Home Loan Bank of New York has consistently performed well for our members and the communities we serve, and our results in the first quarter reflect this performance. On May 15, 2014, your Board of Directors approved a dividend for the first quarter of 2014 of 3.90% (annualized).

We strive to be a partner that our members know they can depend on, and part of this is our focus on providing a dividend that is both fair and consistent. To that end, it is the intention of our Board that the Federal Home Loan Bank of New York provide a dividend in the range of 3.75 percent to 4.0 percent in each quarter of 2014, dependent upon market conditions and performance. At the same time, we will continue to build our retained earnings, which promotes stability and offers another layer of safety and soundness to our low-risk cooperative.

Advances Average $87.2 Billion in April 2014

Of course, the most valuable component of our dependable relationship with our members is our ability to provide a steady source of liquidity. This continued through the month of April, when advances averaged $87.2 billion, a slight decrease of $0.2 billion from March 2014.

In Washington

Five Areas of Focus from the FHFA

On May 6, Mel Watt, Director of the Federal Housing Finance Agency, spoke at the 2014 FHLBanks Directors Conference in Washington. Our conference was the first audience Director Watt addressed publicly in his new role, and our staff and Board was honored by his presence. We were also encouraged by his words.

Director Watt’s comments were overall positive. He noted the System’s recent results – including 10 straight quarters in which each Home Loan Bank has recorded positive net income – and the increased advances volume across the System. He also praised the System’s capital position, noting that “capital is stronger now than in the past, and the accumulation of retained earnings is a positive development.” He also highlighted our “important role” in housing finance, which he described as “providing a reliable funding source, access to the secondary mortgage market and other services to member institutions, in particular smaller institutions that have limited access to these services.”

The bulk of Director Watt’s remarks centered on five subjects he believes the FHFA and the Home Loan Banks should focus on in order to continue our success:

•	Core Mission Activities;

•	Membership Composition;

•	The Affordable Housing Program;

•	Minority and Women Inclusion; and

•	Franchise Value.

I am proud to say that I believe that our business model is very much aligned with Director Watt’s vision for the Home Loan Banks. We are an “Advances Bank”, and our commitment to this strategy ensures that we are focused on core mission activities. At the end of the first quarter of 2014, the FHLBNY was once again the largest Home Loan Bank in the System in terms of level of advances, and we also regained the top spot in terms of our advances-to-assets ratio. Our membership is strong, comprised of responsible local lenders of all types and sizes, all focused on serving the communities within our District and beyond. Through more than two decades of our Affordable Housing Program, we have provided members with a tool with which to amplify their ability to serve the neediest members of their communities, with $475 million in grants leading to the creation or rehabilitation of more than 60,000 affordable homes. Our focus on Minority and Women Inclusion is reflected in our employees, our Board, our vendors and our daily capital market activities, and our efforts in connection with this initiative position us to be a leader in the System. All of this contributes to our franchise value, which is not measured in a stock price or an earnings report, but instead measured simply by our reliability. When discussing franchise value, Director Watt stated:

“At the most basic level, these benefits include access to funding, other services that connect members to capital markets, support for the affordable housing and community development activities of [members], and a reliable dividend.”

Our advances are available each and every day, and we are proud to be a reliable funding partner for our region’s local lenders. We are there when you need us, and that is the true value of our franchise.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.